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                                                                     EXHIBIT 2.2


                      IN THE UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

In re:                               )
                                     )    Case No. 00-931 (SLR)
DECISIONONE CORPORATION and          )
DECISIONONE HOLDINGS CORP.,          )
                                     )    Chapter 11
             Debtors.                )    Jointly Administered
-------------------------------------)

                          ORDER CONFIRMING THE DEBTORS'
              PREPACKAGED JOINT CONSOLIDATED PLAN OF REORGANIZATION

             DecisionOne Corporation and DecisionOne Holdings Corp., the debtors and debtors-in-possession in the above-captioned and numbered Chapter 11 cases (the "Debtors"), having on February 14, 2000 (the "Petition Date") filed voluntary petitions for relief under the provisions of Chapter 11 of Title 11 of the United States Code, 11 U.S.C. Sections 101 et seq., as amended (the "Bankruptcy Code"); and on the Petition Date having filed their proposed Prepackaged Joint Consolidated Plan of Reorganization pursuant to Chapter 11 of the Bankruptcy Code (the "Plan") and their Disclosure Statement dated January 27, 2000 pursuant to Section 1125 of the Bankruptcy Code (the "Disclosure Statement"); and the Plan and Disclosure Statement having been distributed by the Debtors on or about January 28, 2000 to all holders of claims against and equity interests in the Debtors that would be impaired under the Plan together with, in the case of holders of claims in Classes H1, D1 or D5 (as defined in the Plan), forms of ballots in connection with the solicitation of votes to accept or reject the Plan; and a Declaration of Georgeson Shareholder Communications, Inc. Certifying Ballots Accepting and Rejecting the Plan, dated February 11, 2000, having been filed with this Court on February 14, 2000; and the Debtors having filed a Plan Supplement with this Court on
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March 16, 2000; and the Court having entered an order dated February 14, 2000
(the "Scheduling Order"), fixing March 21, 2000 at 11:00 a.m. as the date and time of a hearing (the "Disclosure Statement Hearing") pursuant to Section 1126 of the Bankruptcy Code and Rules 2002, 3017(a) and 3018(b) of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") to consider approval of the Disclosure Statement and the Debtors' solicitation procedures with respect to the Plan; and the Court having found that the Disclosure Statement contained "adequate information" within the meaning of Section 1125 of the Bankruptcy Code and that the Disclosure Statement complied with all applicable nonbankruptcy laws, rules and regulations concerning the adequacy of disclosure, and that due notice of the Disclosure Statement Hearing was provided in accordance with the Scheduling Order and all applicable provisions of the Bankruptcy Code and the Bankruptcy Rules; and the Court having further scheduled a hearing pursuant to Sections 1128 and 1129 of the Bankruptcy Code and Bankruptcy Rule 3017(c) to consider confirmation of the Plan (the "Confirmation Hearing") to commence immediately upon the conclusion of the Disclosure Statement Hearing; and the Declaration of Service of Tammy Birdsell of Poorman-Douglas Corporation, dated February 21, 2000, having been filed with this Court with respect to the mailing of notice of the Disclosure Statement Hearing and the Confirmation Hearing to all holders of claims against and equity interests in the Debtors in accordance with the Scheduling Order; and the Proof of Publication of Anna Dickerson of the publisher of The Philadelphia Enquirer, dated February 18, 2000, the Certificate of Publication of Arlene Moller of the publisher of The New York Times, dated February 18, 2000, and the Affidavit of Publication of John Wier of the publisher of The Wall Street Journal, dated March 15, 2000, having been filed with this Court with respect to the publication of notice of the Disclosure Statement Hearing and the Confirmation Hearing in accordance with the Scheduling Order; and no objection to the Plan having been filed; and upon the record of the Confirmation Hearing and all of the affidavits
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and declarations filed, evidence adduced and arguments of counsel made at the
Confirmation Hearing; and capitalized terms used and not defined herein having the respective meanings ascribed to them in the Plan; and after due deliberation and sufficient cause appearing therefor, this Court hereby FINDS THAT:

         1. The Plan complies with all applicable provisions of the Bankruptcy Code, as required by Section 1129(a)(1) of the Bankruptcy Code.

         2. The Plan has been duly accepted by the classes of creditors whose acceptance is required by law for confirmation of the Plan in accordance with the provisions of Sections 1126 and 1129 of the Bankruptcy Code.

         3. The Debtors, as the proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code, as required by Section 1129(a)(2) of the Bankruptcy Code.

         4. The Plan has been proposed in good faith and not by any means forbidden by law, as required by Section 1129(a)(3) of the Bankruptcy Code.

         5. As required by Section 1129(a)(4) of the Bankruptcy Code, any payment made or to be made by the Debtors, or by a person issuing securities or acquiring property under the Plan, to professionals retained by the Debtors for services or for costs and expenses in or in connection with the Case, or in connection with the Plan and incident to the Case, have been approved by, or are subject to the approval of, this Court as reasonable.

         6. As required by Section 1129(a)(5) of the Bankruptcy Code, the Debtors, as the proponents of the Plan, have disclosed the identity and affiliations of all individuals proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of Reorganized DecisionOne under the Plan. The appointment to, or continuance in, office of such
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individuals is consistent with the interests of creditors and equity security holders and with public policy. The Debtors, as the proponents of the Plan, have disclosed the identity of all insiders that will be employed or retained by Reorganized DecisionOne under the Plan and the nature of any compensation of such insiders.

         7. No governmental regulatory commission has jurisdiction, after confirmation of the Plan, over the rates of Reorganized DecisionOne, and the Plan complies with Section 1129(a)(6) of the Bankruptcy Code.

         8. As required by Section 1129(a)(7) of the Bankruptcy Code, with respect to each impaired Class of Claims or Interests under the Plan, each holder of a Claim or Interest of each such Class has accepted the Plan, or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date.

         9. The Plan complies with Section 1129(a)(9) of the Bankruptcy Code in that:

         (a) with respect to any Claim for an administrative expense of the kind described in Section 503(b) of the Bankruptcy Code, the Plan provides that such Claim is not impaired and further provides that the holder of such Claim will be paid by Reorganized DecisionOne, on account of such Claim, Cash equal to the allowed amount of such Claim on the later of (i) the Effective Date and (ii) the date such Claim becomes an Allowed Claim; provided, however, that (1) such holder may be treated on such less favorable terms as may be agreed to by such holder, and (2) any such Claim representing liabilities incurred by the Debtors in the ordinary course of their business during the Case shall be paid by Reorganized DecisionOne in accordance with the terms and conditions of the particular transactions and agreements relating thereto;

         (b) with respect to any DIP Facility Claim, the Plan provides that such Claim is not
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impaired and further provides that the holder of such Claim that is an Allowed
Claim will receive on the later of (i) the Effective Date and (ii) the date such DIP Facility Claim becomes payable pursuant to any agreement between the Debtors and such holder, either (1) Cash equal to the unpaid portion of such DIP Facility Claim or (2) such other treatment as to which the Debtors and such holder shall have agreed upon in writing; provided, however, that the Plan shall not modify any of the rights of the persons holding DIP Facility Claims, including, without limitation, such person's rights in any collateral securing the DIP Facility Claims, and - unless the persons holding the DIP Facility Claims otherwise agree in writing - the Liens securing such DIP Facility Claims shall remain in full force and effect until all of the DIP Facility Claims are paid in full;

         (c) with respect to any Claim for a Tax to the extent that it is entitled to priority in payment under Section 507(a)(8) of the Bankruptcy Code, the Plan provides that such Claim is not impaired and further provides that the holder of such Claim that is an Allowed Claim (i) will be paid in full by Reorganized DecisionOne in Cash on the later of (1) the Effective Date and (2) the date such Claim becomes an Allowed Claim or (ii) at the option of Reorganized DecisionOne, will receive, on account of such Claim, Cash payments over a period not exceeding six (6) years after the date of assessment of such Claim, of a value, as of the Effective Date, equal to the amount of such Allowed Claim, or (iii) will be paid on account of its Allowed Claim on such other terms as have been or may be agreed to by such holder and Reorganized DecisionOne; and

         (d) with respect to any Claim in Class J1, the Plan provides that such Claim is not impaired and further provides that the holder of such Claim that is an Allowed Claim will be paid (i) in full by Reorganized DecisionOne in Cash on the later of (1) the Effective Date,
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(2) the date such Claim becomes an Allowed Claim or (3) the date such Claim becomes payable or (ii) upon such other less favorable terms as may be agreed to by such holder.

         10. The Plan has been accepted by at least one Class of impaired Claims, excluding votes cast by insiders, as required by Section 1129(a)(10) of the Bankruptcy Code.

         11. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of Reorganized DecisionOne or any successor to the Debtors under the Plan, as required by
Section 1129(a)(11) of the Bankruptcy Code.

         12. All fees payable under 28 U.S.C. Section 1930 have been paid or the Plan provides for the payment of all such fees on the Effective Date, as required by Section 1129(a)(12) of the Bankruptcy Code.

         13. As required by Section 1129(a)(13) of the Bankruptcy Code, any Claims against the Debtors for payment of any retiree benefits, as that term is defined in Section 1114 of the Bankruptcy Code, are not impaired under the Plan.

         14. Claims in Classes J1, D2 and D3 are not impaired under the Plan and are therefore deemed to have accepted the Plan, pursuant to Section 1126(f) of the Bankruptcy Code. The Plan does not require the holders of such Claims to file proofs of claim with this Court and does not discharge such Claims.

         15. Claims in Classes H2, H3, D4 and D6 and Interests in Classes H4, H5, H6, D7 and D8 are impaired under the Plan and are deemed to have rejected the Plan, pursuant to Section 1126(g) of the Bankruptcy Code.

         16. Holders of Claims in Classes H1, D1 and D5 have unanimously voted to accept the Plan.

         17. Holders of Claims and Interests in Classes H2, H3, H4, H5, H6, D4, D6, D7 and D8 were not entitled to vote on the Plan.

         18. With respect to the holders of Claims and Interests in Classes H2, H3, H4, H5,
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H6, D4, D6, D7 and D8, the Plan does not discriminate unfairly and is fair and equitable within the meaning of Section 1129(b)(2)(B)(ii) or Section 1129(b)(2)(C)(ii) of the Bankruptcy Code, as applicable, because no holder of any junior Claim or Interest, as applicable, will receive or retain any property under the Plan on account of such junior Claim or Interest. With respect to the holders of Claims in Class D4, the Plan does not discriminate unfairly and is fair and equitable within the meaning of Section 1129(b)(2)(B)(i) of the Bankruptcy Code, because the holders of such Claims will retain on account of such Claims property of a value, as of the Effective Date, equal to the allowed amount of such Claims.

         19. The Plan provides adequate means for its implementation, as required by Section 1123(a)(5) of the Bankruptcy Code.

         20. The Plan provides for the inclusion in the Debtors' certificate of incorporation of all provisions required by Section 1123(a)(6) of the Bankruptcy Code.

         21. The Debtors will have, immediately upon the Effective Date, sufficient Cash to make all payments required to be made on the Effective Date pursuant to the terms of the Plan.

         22. It is not the principal purpose of the Plan to avoid taxes or the application of Section 5 of the Securities Act of 1933, as amended.

             Accordingly, it is hereby ORDERED, DETERMINED AND DECREED THAT:

                            Confirmation of the Plan

         1. Pursuant to Section 1129 of the Bankruptcy Code, the Plan is hereby confirmed and the Debtors are authorized and directed to implement the Plan in accordance with the terms thereof and to take any and all actions contemplated to be taken by either or both of them under the Plan.
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         2. The record of this Confirmation Hearing is hereby closed.

         3. In accordance with Section 1141 of the Bankruptcy Code, the provisions of the Plan shall be binding upon the Debtors, Reorganized DecisionOne, any person acquiring or receiving property under the Plan, any party to a contract with the Debtors, any lessor or lessee of property to or from the Debtors and any holder of a Claim against or an Interest in the Debtors, whether or not such Claim or Interest is impaired under the Plan and whether or not such holder has filed a proof of claim or has accepted the Plan.

         4. Except as otherwise expressly provided in the Plan or this Order, upon the occurrence of the Effective Date, the Debtors shall be discharged, effective immediately, from any Claim and any "debt" (as that term is defined in Section 101(11) of the Bankruptcy Code) that arose from any agreement of the Debtors entered into or obligation of the Debtors incurred before the Confirmation Date, or from any conduct of the Debtors prior to the Confirmation Date, or that otherwise arose before the Confirmation Date, including, without limitation, all interest accrued and expenses incurred, if any, on any such debts, whether such interest accrued or such expenses were incurred before or after the Filing Date, and including, without limitation, any liability of a kind specified in Sections 502(g), 502(h) and 502(i) of the Bankruptcy Code, and the Debtors' liability in respect thereof shall be extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or not, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, and regardless of whether or not a proof of claim was filed or is deemed filed under Section 501 of the Bankruptcy Code, such Claim is allowed under Section 502 of the Bankruptcy Code or the person holding such Claim has accepted the Plan.

         5. Except as otherwise expressly provided in the Plan or this Order, on the Effective Date, without any further action, Reorganized DecisionOne will be vested with all of the
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property of the Debtors' Estates free and clear of all Claims, Liens and
Interests and may operate its business and may use, acquire or dispose of its assets free of any restrictions imposed by the Bankruptcy Code or by this Court. Except as otherwise expressly provided in the Plan or this Order, all claims against third parties on account of, and all causes of action owed to or in favor of, either Debtor or both of them (including, without limitation, any claims, rights or causes of action arising under Sections 544, 547, 548, 549 and 550 of the Bankruptcy Code) are hereby preserved, retained for enforcement solely and exclusively by and at the discretion of Reorganized DecisionOne and are vested in Reorganized DecisionOne on the Effective Date.

         6. The provisions in Articles 9 and 10 of the Plan governing distributions, reserves and the procedures for resolving and treating Disputed Claims under the Plan are hereby approved and found to be fair and reasonable.

         7. On the Effective Date, the transfers of assets by the Debtors contemplated by the Plan shall (a) be legal, valid and effective transfers of property, (b) vest or will vest in the transferee good title to such property free and clear of all Claims, Interests and Liens, except those provided for in the Plan or this Order, (c) do not or will not constitute fraudulent conveyances under any applicable law and (d) do not and will not subject the Debtors, Reorganized DecisionOne or property so transferred to any liability by reason of such transfer under applicable law or any theory of law including, without limitation, any theory of successor or transferee liability.

         8. Reorganized DecisionOne is hereby appointed the Distribution Agent under the Plan and is authorized and directed to take any and all actions contemplated to be taken by the Distribution Agent under the Plan.
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         9. The number of shares of New Common Stock to be issued to the holders of Allowed Claims in Class D4 in full satisfaction of all such Claims pursuant to Section 5.11 of the Plan will be the number of shares representing the percentage of the total equity of Reorganized DecisionOne issued on the Effective Date calculated by dividing the principal amount of the Holdings Loan by $59.3 million, the total equity value of Reorganized DecisionOne.

         10. Each holder of a DIP Facility Claim that is an Allowed Claim shall be entitled to receive on the later of (a) the Effective Date and (b) the date such DIP Facility Claim becomes payable pursuant to any agreement between the Debtors and such holder, either (i) Cash equal to the unpaid portion of such DIP Facility Claim or (ii) such other treatment as to which the Debtors and such holder shall have agreed upon in writing.

                     Releases, Exculpations and Injunctions

         11. On the Effective Date, the releases, exculpations and other provisions set forth in Sections 12.1, 12.2, 12.3, 12.5 and 12.6 of the Plan shall be effective and fully enforceable in accordance with their terms.

         12. Unless otherwise provided in the Plan or this Order, all injunctions and stays provided for in the Case pursuant to Sections 105 and 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date, shall remain in full force and effect until the Effective Date. Unless otherwise provided in the Plan or this Order, from and after the Effective Date, all persons are permanently enjoined from, and restrained against, commencing or continuing in any court any suit, action or other proceeding, or otherwise asserting any claim or interest, seeking to hold (a) Reorganized DecisionOne,
(b) the property of Reorganized DecisionOne, (c) any of the Releasees or (d) any of the Banks (or their respective successors or assigns) liable for any claim, obligation, right, interest, debt or liability that has been discharged or released pursuant to Sections 11.1, 12.1, 12.2, 12.3, 12.5
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or 12.6 of the Plan.

                    Executory Contracts and Unexpired Leases

         13. Pursuant to Section 1123(b)(2) of the Bankruptcy Code and Section
8.1.1 of the Plan, all executory contracts and unexpired leases shall be deemed assumed by Reorganized DecisionOne on the Effective Date unless such contracts or leases were either (a) expressly rejected prior to the Confirmation Date or
(b) are the subject of a pending motion by the Debtors to reject on the Confirmation Date. Notwithstanding anything to the contrary contained in this Order, on the Effective Date, (c) DecisionOne shall be deemed to have assumed, pursuant to Section 365 or 1123 of the Bankruptcy Code, the Debtors' agreements with Pryor Cashman Sherman & Flynn LLP and Chanin and Company LLC providing for the payment by the Debtors of certain professional fees incurred by the Consenting Holders in connection with the negotiation of the Plan and (d) DecisionOne shall be deemed to have rejected the consulting agreement, dated as of August 7, 1997, between Holdings and Donaldson, Lufkin & Jenrette Securities Corporation and no further amounts shall be due with respect to the advisory fee payable to Donaldson, Lufkin & Jenrette Securities Corporation thereunder.

         14. An Allowed Claim under an executory contract or an unexpired lease that has been rejected, if any, shall constitute a Class D2 Claim, if secured, or a Class D3 Claim, if unsecured.

         15. The obligations of DecisionOne to indemnify, reimburse and limit the liability of, the persons who are serving or who have served as directors or officers of either Debtor pursuant to its certificate of incorporation, by-laws, applicable state law, specific agreements or any combination of the foregoing, shall survive the confirmation of the Plan, remain
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unaffected thereby and not be discharged, irrespective of whether indemnification, reimbursement or limitation of liability is owed in connection with an event occurring before, on or after the Filing Date.

         16. Reorganized DecisionOne will continue and maintain the Momentum Technologies, Inc. Pension Plan (the "Pension Plan") as the contributing sponsor within the meaning of the Employee Retirement Income Security Act of 1974, 29 U.S.C. Sections 1001 et seq., as amended ("ERISA"). Reorganized DecisionOne will comply with all funding and other requirements of ERISA. Any claim by the Pension Plan or the Pension Benefit Guaranty Corporation will not be discharged, or affected in any way, by the Plan as confirmed.

                             Approval of Agreements

         17. On the Pre-Effective Date, the Holdings Loan and the Holdings Stock Exchange shall occur, and upon completion of the Holdings Stock Exchange and the Holdings Loan, the Liquidation shall occur. The Holdings Stock Exchange, the Holdings Loan and the Liquidation shall be deemed authorized and approved in all respects without any requirement of further action by the shareholders or directors of Holdings or the shareholders or directors of DecisionOne, and the appropriate officers of Holdings and DecisionOne are authorized and directed to execute and deliver any agreements, documents and instruments contemplated by the Plan or required in connection with the Holdings Stock Exchange, the Holdings Loan and the Liquidation.

         18. On the Effective Date, Reorganized DecisionOne is hereby authorized and directed to enter into each of the following agreements: (a) the New Bank Documents, (b) the New Warrant Agreements, (c) the Bank Registration Rights Agreement, (d) the New Revolving Credit Agreement and (e) all other agreements or instruments required under any of
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the foregoing, in each case, substantially in the form contained in (or described in any agreement contained in) the Plan Supplement (subject to such modifications that are consistent with the terms of the Plan as the Debtors may approve).

         19. In accordance with Section 1142 of the Bankruptcy Code, the Debtors, Reorganized DecisionOne and any other person designated pursuant to the Plan is authorized, empowered and directed to execute, deliver, file and record any document, and to take any action necessary or appropriate to implement, consummate and otherwise effect the Plan in accordance with its terms in all material respects, and all such persons shall be bound by the terms and provisions of all documents executed and delivered by them in connection with the Plan.

         20. All persons holding Claims against and Interests in the Debtors that are dealt with under the Plan are hereby directed to execute, deliver, file and record any document, and to take any action necessary or appropriate to implement, consummate and otherwise effect the Plan in accordance with its terms in all material respects, and all such persons shall be bound by the terms and provisions of all documents executed and delivered by them in connection with the Plan.

                                  Miscellaneous

         21. This Order shall be deemed to constitute all approvals and consents required, if any, by the laws, rules or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan and any other documents, instruments or agreements (and any amendments or modifications thereto) and any other acts referred to in, or contemplated by, the Plan or the Disclosure Statement.

         22. The obligations of Reorganized DecisionOne under each of the New Term Loan Credit Agreement and the New Revolving Credit Agreement shall be secured by valid, binding and enforceable liens on the collateral specified in the relevant security agreements.
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         23. In accordance with Section 1145 of the Bankruptcy Code, the offer or issuance, sale, exchange or other transfer of shares of New Common Stock or New Warrants are hereby exempt from the provisions of Section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for the offer or sale of a security or registration or licensing of the issuer, or an affiliate thereof, as an underwriter, broker or dealer in securities.

         24. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security under the Plan or the making or delivery of any instrument of transfer pursuant to, in implementation of or as contemplated by the Plan or the revesting, transfer or sale of any real or personal property of the Debtors, Reorganized DecisionOne or the Estates pursuant to, in implementation of or as contemplated by the Plan shall not be taxed under any federal, state or local law imposing a stamp tax, a recording tax, a transfer tax or similar tax or fee.

         25. All shares of New Common Stock to be issued pursuant to the Plan shall be, upon such issuance, validly issued, fully paid and non-assessable.

         26. Except as otherwise provided in the Plan, on the Effective Date, any Lien securing any Secured Claim shall be deemed released, and the person holding such Secured Claim shall be authorized and directed to release any collateral or other property of the Debtors (including without limitation, any cash collateral) held by such person and to take such actions as may be requested by Reorganized DecisionOne to evidence the release of such Lien, including, without limitation, the execution, delivery and filing or recording of such releases as may be requested by Reorganized DecisionOne.

         27. The appropriate state or local governmental officials are hereby directed, upon the presentation of a copy of this Order, to terminate the filings evidencing any security interests
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against any property of the Debtors deemed released under the immediately preceding paragraph. This Court hereby retains jurisdiction to enforce the foregoing directions.

         28. Subject to further orders of the Court, at any time prior to the Effective Date, the Debtors or Reorganized DecisionOne may apply to the Bankruptcy Court (a) to modify the Plan in accordance with Section 15.1 of the Plan and Section 1127 of the Bankruptcy Code, (b) to remedy defects or omissions in the Plan or to reconcile inconsistencies in the Plan or (c) to revoke and withdraw the Plan in accordance with Section 15.2 of the Plan.

         29. The failure to reference or discuss any particular provision of the Plan in this Order shall have no effect on the validity, binding effect and enforceability of such provision and such provision shall have the same validity, binding effect and enforceability as every other provision of the Plan.

         30. If any or all of the provisions of this Order are hereafter modified, vacated or reversed by subsequent order of this or any other court, such reversal, modification or vacation shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtors' receipt of written notice of any such order; nor shall such reversal, modification or vacation of this Order affect the validity or enforceability of such act or such obligations. Notwithstanding any reversal, modification or vacation of this Order, any such act or obligation incurred or undertaken pursuant to and in reliance on this Order prior to the effective date of such reversal, modification or vacation shall be governed in all respects by the provisions of this Order and the Plan and all documents, instruments and agreements related thereto or any amendments or modifications thereto.

         31. Notwithstanding any provision in the Plan, this Order or any bar date order to the contrary, (a) there shall be no bar date with respect to claims of the United States, including, but not limited to, any claims that may arise due to the transactions contemplated by the Plan or effected as a result of the Plan, and (b) all rights and claims of the United States (i) shall not be discharged, impaired or adversely affected by the Plan, this Order or the bankruptcy cases, (ii) shall survive the bankruptcy cases as if the bankruptcy cases had not been commenced and (iii) shall be determined in the manner and by the administrative or judicial tribunals in which such rights or claims would have been resolved or adjudicated had the bankruptcy cases not been commenced.


         32. Promptly after entry of this Order, the Debtors shall cause a notice of this Order to be mailed to all known creditors and other parties in interest.

         33. This Court hereby retains jurisdiction over the Case to the full extent provided for in Article IV of the Plan.

Dated:       Wilmington, Delaware
             March       , 2000

                                             -------------------------------
                                             Judge